Stoecklein Law Group, LLP.
Practice Limited to Federal Securities

Columbia Center	Telephone: (619) 704-1310
402 West A Street	Facsimile: (619) 704-1325
Suite 1150	email: djs@slgseclaw.com
San Diego, California 92101	web: www.slgseclaw.com

April 5, 2012

CONSENT OF STOECKLEIN LAW GROUP

U.S. Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

We hereby consent to the incorporation and use in this Registration Statement of Merculite Distributing, Inc., on Form S-1 of our Legal Opinion, dated April 5, 2012, relating to the proposed registration of 600,000 shares of common stock which appears in such Registration Statement.

We also consent to the reference to our Firm under the title “Interests of Named Experts and Counsel” in the Registration Statement S-1 and this Prospectus.

Stoecklein Law Group

/s/ Donald J. Stoeklein
San Diego, CA
April 5, 2012